EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-89772, 333-111047, and 333-188905) pertaining to the Boston Scientific Corporation 401(k) Retirement Savings Plan of Boston Scientific Corporation of our report dated June 25, 2019    , with respect to the financial statements and schedule of the Boston Scientific Corporation 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 25, 2019